Exhibit 10.14

RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is made by and between Tyme Technologies, Inc. and Michael Demurjian on this 15th day of March, 2019.

DEFINITIONS

1.  As used herein, unless otherwise specified, the term “Company” shall mean Tyme Technologies, Inc., and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries and divisions (whether incorporated or unincorporated).

2.  As used herein, unless otherwise specified, the term “Employee” shall mean Michael Demurjian.

RECITALS

WHEREAS, Employee and the Company entered into an employment agreement dated as of March 5, 2015 (the “Employment Agreement”);

WHEREAS, pursuant to this Release Agreement, the Company and Employee have mutually agreed that Employee will resign as an officer and director of the Company, effective as of the date hereof (the “Separation Date”), and that, subject to Employee’s compliance with this Release Agreement, Employee will receive the post-employment payments and benefits that he would otherwise receive in the event of a termination of Employee’s employment without “Cause” (as defined in the Employment Agreement) pursuant to Section 5(a) of the Employment Agreement and the other payments and benefits set forth herein;

WHEREAS, it is a condition to Employee’s receipt of such post-employment payments and benefits that Employee execute and remain in continued compliance with this Release Agreement; and

WHEREAS, capitalized terms used but not defined in this Release Agreement shall have the meanings given to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.  Termination of Employment; Resignation from Board Service.  Employee and the Company hereby mutually agree that Employee’s employment with the Company under the Employment Agreement shall terminate, effective as of the Separation Date.  As of the Separation Date, Employee shall cease to be the Executive Vice President, Chief Operating Officer of the Company.  Effective as of the Separation Date, Employee hereby unconditionally and irrevocably resigns as a member of the Board of Directors of the Company (the “Board”) and resigns from all other offices, titles, positions and appointments at the Company and any of its subsidiaries and affiliates, including as a director, manager, officer, employee, committee member or trustee.

2.  Severance; Stock Options.  The Company shall provide Employee with the following payments and benefits in full satisfaction of the Company’s obligations (a) under the Employment Agreement, (b) with respect to his outstanding stock options and (c) otherwise, subject to Employee’s continued compliance with his obligations under this Release Agreement, including compliance with the obligations and restrictions set forth in Sections 4 through 11 of this Release Agreement:

(i)

Continued payment of Base Salary, at a rate of $450,000 per annum (i.e., the rate in effect as of the date hereof) from the Separation Date through March 5, 2024, paid in installments at the same times and in the same manner as his base salary was paid prior to the Separation Date.

(ii)

Provided that Employee timely elects to continue his (and, to the extent applicable, his spouse and dependents) participation in the health and, to the extent eligible following the Separation Date, other welfare plans in which Employee currently participates pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA Coverage”), the Company will, for the 18-month period of COBRA Coverage, continue to pay the portion of Employee’s premium cost for health and such other welfare benefits at the same rate as for active employees of the Company (such monthly Company premium contribution amount, the “Company Contribution Amount”).  Following the end of the COBRA Coverage, Employee shall have no further rights to any continued participation in the Company’s health or other welfare plans; provided, however, that the Company shall pay Employee the Company Contribution Amount (subject to applicable tax withholding) for 18 months following the end of the COBRA Coverage.  Notwithstanding the foregoing, in the event that Employee becomes covered under another employer’s group health plan following the end of the COBRA Coverage, the Company shall have no obligation to pay the Company Contribution Amount during the period that Employee is covered under such plan.

(iii)

With respect to Employee’s 500,000 outstanding stock options to acquire shares of capital stock in or issued by the Company (“Capital Stock”) at an exercise price of $8.75 per share (such stock options, “Options”), Employee acknowledges and agrees that the terms of the award agreement by and between Employee and the Company, dated May 6, 2015 (the “Award Agreement”), and the Company’s 2015 Equity Incentive Plan (the “Equity Plan”) shall govern the treatment of such Options; provided, however, Options that are fully vested as of the Separation Date shall remain exercisable until March 5, 2024, subject to Employee’s continued compliance with his obligations under this Release Agreement.  For the avoidance of doubt, any Options that are unvested as of the Separation Date shall be immediately forfeited as of the Separation Date and Employee’s rights in such unvested Options shall thereupon lapse and expire.

Employee acknowledges that the payments and benefits described in clauses (i), (ii) and (iii) above are in excess of any earned wages or benefits due and owing Employee, and would not be paid or provided unless Employee executed this Release Agreement.  Employee further acknowledges and agrees that such payments and benefits are adequate and independent consideration for Employee executing this Release Agreement and releasing any and all claims against the Company.

3.  Release of All Claims.  (a)    In consideration of the above, and the other promises set forth in this Release Agreement, Employee, with the intention of binding himself, his heirs, family members, executors, administrators, representatives and assigns, fully and forever waives, releases, acquits and discharges the Company and its current and former owners, directors, officers, trustees, shareholders, managers, employees and agents (collectively, the “Released Parties”) from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the Separation Date which Employee now has, owns or holds, or has at any time heretofore had, owned or held against the Released Parties (collectively, the “Released Claims”), including, but not limited to, all claims, actions, suits, charges, grievances and/or causes of action arising under the Employment Agreement and Options granted under the Award Agreement and the Equity Plan, all claims, actions, suits, charges, grievances and/or causes of action for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorneys’ fees, judgments, executions, wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or any other claim or cause of action, which has or could have been alleged under the common law, civil rights statutes, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, COBRA, the Workers Adjustment Retraining Notification Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act, any and all federal, state or local statutes, ordinances and laws, and every type of relief (legal, equitable and otherwise) available to Employee.  Nothing in this Release Agreement shall be construed as releasing the Released Parties from (i) any claims arising after Employee signs this Release Agreement; (ii) any claims related to the enforcement of this Release Agreement; (iii) any rights or claims to any Base Salary accrued, but unpaid as of the Separation Date; (iv) any rights or claims to any benefits earned or vested pursuant to the Company’s benefit plans as of the Separation Date; (v) any rights arising out of Employee’s ownership of shares of Capital Stock; (vi) any rights or claims Employee may have to workers’ compensation or unemployment benefits; (vii) claims for indemnification in accordance with the Company’s by-laws and certificate of incorporation; and/or (viii) any claims that cannot be waived by law.

(b)  Employee agrees and acknowledges that he has no further right to receive any compensation, payments or benefits from the Company, other than (i) as set forth in this Release Agreement and (ii) with respect to any matters that are excluded from the Release pursuant to the last sentence of Section 3(a).  Employee further agrees and acknowledges that, except as otherwise specified in this Release Agreement, the Company has no further obligations under the Employment Agreement.

4.  Covenant Not To Sue.  Employee represents that he has not filed any action, charge, suit or claim against any Released Party with any federal, state or local agency or court relating to any Released Claim.  Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release Agreement.  Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against any of the Released Parties.  Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable or otherwise) with respect to, relating to and/or on account of any such claims, matters or actions. Employee agrees to opt out of any class action or collective action filed against any of the Released Parties to the extent related to a Released Claim.

5.  Restrictive Covenants.  Employee acknowledges and agrees that he will continue to adhere to those restrictions set forth in Sections 6, 7 and 8(a)-(d) of the Employment Agreement which survive the termination of his employment; provided, however, the “Restricted Period” within the meaning of the Employment Agreement shall end on March 5, 2024; and provided, further, however, that, with respect to clause 8(a)(A) of the Employment Agreement, such clause shall only apply to a business that is competitive with the business of the Company as of the Separation Date.

6.  Lock-Up.  Without the prior written consent of the Company, prior to the end of the first full calendar week following the Company’s filing of its Annual Report on Form 10-K for the fiscal year ending March 31, 2019 (the “Initial Period”), Employee shall not, directly or indirectly (including through any affiliates or otherwise), (a) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), directly or indirectly, any shares, interests or other equivalents (however designated, whether voting or non-voting) of Capital Stock or securities convertible into, or exchangeable, exercisable or settled for Capital Stock (such securities, “Convertible Securities”); (b) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Capital Stock or Convertible Securities, including any option, right or warrant to purchase Capital Stock or Convertible Securities; (c) enter into a transaction which would have the same effect; or (d) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Capital Stock or Convertible Securities

(clauses (a), (b), (c) and (d), the “Restricted Actions”).  Following the Initial Period, the Restricted Actions shall continue to apply until the Fall Away Date (as defined below), provided that the Restricted Actions shall not apply to sales or transactions of (i) 50,000 shares of Capital Stock or Convertible Securities in the aggregate per week for six consecutive weekly periods beginning at the end of the Initial Period and (ii) 20,000 shares of Capital Stock or Convertible Securities in the aggregate in any weekly period thereafter until March 5, 2024 (the “Fall Away Date”).  In addition to the foregoing restrictions, during any calendar week, Employee shall not, directly or indirectly (including through any affiliates or otherwise), sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any Capital Stock or Convertible Securities at prices less than 95% of the closing price on the last trading day of the immediately preceding calendar week, and any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition by Employee, directly or indirectly (including through any affiliates or otherwise), shall comply, at all times, with applicable law.  The Company shall cooperate with Employee in connection with any such sales or trades, including allowing the removal of all restrictive legends and stop transfer instructions with respect to any Capital Stock that is deemed “restricted securities” for the purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and, in connection therewith, accepting opinions of counsel with respect to the availability of the exemption from registration under Section 5 of the Securities Act under said Rule 144 similar in nature to opinions of counsel the Company has accepted for other stockholders of the Company with respect to Capital Stock constituting restricted securities under Rule 144.

7.  Financial Cooperation.  In connection with any offering of Capital Stock by the Company or its shareholders, Employee shall take all actions reasonably necessary to permit the consummation of any such offering, including (a) providing such information regarding Employee as shall be required in connection with any such offering and (b) if requested by the Company or the managing underwriter or underwriters of such offering, agreeing to a lock-up agreement in the form requested by such underwriters and for such period of time as such underwriters may specify.

8.  Confidentiality.  To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment or cessation of employment with the Company or Employee’s membership on or resignation from the Board, as well as the terms of this Release Agreement; provided, however, Employee may discuss the terms of this Release Agreement (x) with his spouse, legal representative and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Section 8, (y) with the U.S. Equal Employment Opportunity Commission or (z) if otherwise compelled to do so by a court of competent jurisdiction or government agency.  Notwithstanding anything in this Release Agreement to the contrary, nothing contained in this Release Agreement or the surviving provisions of the Employment Agreement identified in Section 5 is intended to prohibit or restrict Employee in any way from:  (a) making any disclosure of any information about the Company, Employee’s employment or membership on the Board or this Release Agreement as required by law, or to a government agency in connection with any charge or investigation; (b) providing information to, filing a charge with, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency (including without limitation the U.S. Equal Employment Opportunity Commission) or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (c) cooperating, participating or assisting in an investigation or proceeding brought by the Securities Exchange Commission (“SEC”) without notifying the Company; or (d) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  However, Employee acknowledges and agrees that Employee cannot recover any monetary damages or equitable relief in connection with a charge or proceeding brought by Employee or through any action brought by a third party with respect to the Released Claims.  This Release Agreement does not, however, waive or release Employee’s right to receive a monetary award from the SEC.

9.  Nondisparagement; Communications.  (a)  Employee shall not, at any time or by any means whatsoever, either directly or indirectly, disparage or encourage or induce others to disparage the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders.  For purposes of this Section 9, the term “disparage” includes any statement to any third party (whether through non-public communication with any person, social media or in any public communication to the media).

(b)  Employee agrees that, during the period commencing on the Separation Date and ending on March 5, 2024, prior to making any public statement with respect to the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders (whether verbally or in writing, on or off the record, to the press, through social media or otherwise), Employee shall first obtain the written approval of the Chief Executive Officer of the Company.  Employee further agrees that Employee shall not, during such period, engage in any Prohibited Communications (as defined on Schedule A attached hereto) without the prior written approval of the Chief Executive Officer of the Company.

(c)  The Company agrees that, during the period commencing on the Separation Date and ending on March 5, 2024, the members of the Board and the executive officers of the Company shall not make any public statement that disparages Employee.  Employee and the Company shall mutually agree upon the language in any press release or public announcement regarding Employee’s termination of employment with the Company or resignation from the Board.  Notwithstanding the foregoing, nothing in this Section 9(c) shall preclude the members of the Board or the executive officers of the Company from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law.

10.  Return of the Company’s Property.  Employee represents that he has returned to the Company any and all property, records, papers, documents and writings, in whatever form, of the Company in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

11.  Cooperation.  (a)  To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit or arbitration against the Company with respect to a Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving the Company and related to a Released Claim, Employee shall immediately advise the Company in writing of the same.

(b)  During the period commencing on the Separation Date and ending on March 5, 2024, Employee shall cooperate with the Company in any internal investigation, administrative, regulatory or judicial proceeding or any dispute with a third party.  Employee’s cooperation may include being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into Employee’s possession.  Employee understands that in the event the Company asks for Employee’s cooperation in accordance with this provision, the Company will reimburse him for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to the Company.

12.  Non-Admission of Liability.  It is expressly understood and agreed that this Release Agreement shall not be deemed or construed as an admission of fault or liability by any party hereto and that no party is admitting that it has committed any wrong.  The Company and Employee each agree that this Release Agreement is inadmissible by Employee as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

13.  Entire Agreement.  This Release Agreement, the surviving provisions of the Employment Agreement identified in Section 5 and the surviving provisions of the Award Agreement contain all the agreements between the parties hereto relating to the Employee’s employment and termination thereof.  Except as specifically set forth herein, this Release Agreement supersedes any prior agreements or representations, whether oral or written, between the parties hereto as to the subject matter contained herein.  This Release Agreement may be modified, supplemented or superseded only in a written document signed by both parties hereto.  Employee represents and acknowledges that in executing this Release Agreement, Employee is not relying upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Release Agreement.

14.  Withholding.  Any payments made under this Release Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

15.  Governing Law; Arbitration; Enforcement.

(a)  New York law shall govern this Release Agreement, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)  Except as provided in Section 15(c), any dispute or controversy arising with respect to this Release Agreement and Employee’s employment or termination thereof shall, at the election of either Employee or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS.  Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 15(b).  Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration.  The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding.  Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose.  The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys’ fees and the fees of experts) from the losing party.  If at the time any dispute or controversy arises with respect to this Release Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 15(b).

(c)  In the event Employee violates or breaches any covenant set forth in this Release Agreement, including the covenants referenced in Sections 4 through 11 of this Release Agreement, in any manner, the Company’s obligation to provide the payments and benefits provided for in Section 2 and all other obligations of the Company under this Release Agreement will terminate immediately and the Company shall have the right to pursue further damages, as provided for under applicable law and the Employment Agreement.  In the event of Employee's actual or threatened breach of any of the covenants referenced in Sections 4 through 11 of this Release Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

16.  Successors and Assigns.  This Release Agreement shall be inure to the benefit of the successors and assigns of the Company.

17.  Severability.  (a)    If any portion of this Release Agreement is ruled unenforceable, all remaining portions of this Release Agreement shall remain valid and shall not affect the validity of the releases in this Release Agreement.  Furthermore, an award of any damages for breach of this Release Agreement will not affect the validity of the releases in this Release Agreement.

(b)  If any provision of this Release Agreement is adjudged by any court of law to be void or unenforceable in its entirety, the Company and Employee agree to cooperate to come up with a mutually acceptable alternative provision(s) to adequately protect the intent of the parties to provide Employee with the consideration set forth in Section 2 in exchange for Employee’s execution of a release of claims against the Company and the Employee’s covenants set forth herein.

18.  No Reliance; No Waiver.  Employee represents that he is not relying on any representation, statement or promise of the Company or any other party in giving this Release Agreement.  This Release Agreement may not be amended, modified, waived or terminated except in a writing signed by Employee and an authorized representative of the Company.

19.  Headings.  The paragraph and section headings in this Release Agreement are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release Agreement.

20.  Notice.  All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Release Agreement shall be in writing and shall be deemed to be given: (x) upon delivery, if delivered in person; (y) upon delivery, if sent by facsimile, provided that notice is also sent by first class mail (registered or certified), return receipt requested, with proper postage prepaid; or (z) five business days after being sent by first class mail (registered or certified), return receipt requested, with proper postage prepaid, and in each case, addressed as follows

(a)  If to Employee:

Mr. Michael Demurjian

1400 Winesap Drive

Manasquan, New Jersey 08736

(b)  If to Employer:

Tyme Technologies, Inc.

17 State Street, 7th Floor

New York, New York 10004

Attention:  Chief Executive Officer

Chief Counsel

21.  Section 409A.  This Release Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to the Employee under this Release Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Release Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO AND GIVES THIS RELEASE AGREEMENT.  EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AGREEMENT AND HAS BEEN AFFORDED SUFFICIENT AND REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE AGREEMENT.  EMPLOYEE HAD ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE AGREEMENT WHICH CONTAINS A RELEASE AND WAIVER.  THIS RELEASE AGREEMENT SHALL BE IMMEDIATELY EFFECTIVE AND IRREVOCABLE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

/s/ Michael Demurjian

Michael Demurjian

March 15, 2019

Date

/s/ Steven Hoffman

Steven Hoffman

Chief Executive Officer

Tyme Technologies, Inc.

March 15, 2019

Date